Exhibit 5.1

Hogan Lovells US LLP 1835 Market Street, 29th Floor Philadelphia, PA 19103 T +1 267 675 4600 F +1 267 675 4601 www.hoganlovells.com

March 8, 2017

Board of Directors
Fibrocell Science, Inc.
405 Eagleview Boulevard
Exton, Pennsylvania 19341

Ladies and Gentlemen:
This firm has acted as counsel to Fibrocell Science, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of 8,000 units, with each unit consisting of one share of the Company’s Series A Convertible Preferred Stock, par value $0.001 per share (the “Preferred Stock”), and one warrant (each, a “Warrant”) to purchase 1,289 shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), the shares of Common Stock issuable upon conversion of shares of Preferred Stock, and the shares of Common Stock issuable upon exercise of the Warrants, pursuant to the terms of the Securities Purchase Agreement, dated as of March 7, 2017 (the “Agreement”), by and among the Company and the purchasers named therein. The Shares of Preferred Stock, Warrants and shares of Common Stock underlying the Preferred Stock and Warrants are collectively referred to herein as the “Securities.” The Securities are being sold pursuant to a base prospectus dated February 9, 2016 (the “Base Prospectus”), and the prospectus supplement dated March 8, 2017 (together with the Base Prospectus, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3 (File No. 333-209077, as amended or supplemented, and together with all annexes and exhibits thereto, the “Registration Statement”).
This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended and, as to the Warrants constituting valid and legally binding obligations of the Company, with respect to the laws of the State of New York. We express no opinion herein as to any other statutes, rules or regulations.

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Based upon, subject to and limited by the foregoing, we are of the opinion that:
(a)    The shares of Preferred Stock have been duly authorized for issuance and, when sold, issued and paid for in accordance with the Agreement, will have been validly issued, fully paid and nonassessable.
(b)    The Warrants have been duly authorized for issuance and, when issued and sold in accordance with the Agreement and duly executed and delivered by the Company to the purchasers thereof against payment therefor, will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Warrants are considered in a proceeding in equity or at law).
(c)    The shares of Common Stock issuable upon conversion of the Preferred Stock have been duly authorized and, when issued and paid for in accordance with the provisions of the Preferred Stock as set forth in the Certificate of Designations of Preferences, Rights and Limitations of Series A Convertible Preferred Stock, as currently in effect, will have been validly issued and be fully paid and nonassessable.
(d)    The shares of Common Stock issuable upon exercise of the Warrants have been duly authorized and, when issued and paid for in accordance with the provisions of the Warrants, will have been validly issued and be fully paid and nonassessable.
This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Securities, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and speaks as of the date hereof. We assume no obligation to advise of any changes in the foregoing subsequent to the delivery of this letter.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.
Very truly yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP